UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report

October 30, 2007

(Date of earliest event reported)

October 24, 2007

Capital One Financial Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-13300	54-1719854
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1680 Capital One Drive, McLean, Virginia	22102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 720-1000.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Approval of Change of Control Employment Agreements

On October 24 and October 25, 2007, the Compensation Committee and the Independent Members of the Board of Directors of Capital One (the “Company”) approved amended Change of Control Employment Agreements (the “Amended Agreements”) between the Company and each of its named executive officers, including the chief executive officer, Richard Fairbank (each an “NEO” and collectively, the “NEOs”).

The material terms of the Amended Agreements provide for continued employment for each NEO for 2 years after a Change of Control (based on the definition in the Amended Agreements). During this employment period, the NEO will receive base salary and an annual bonus at least equal to that received before the change of control. In addition, the NEO will continue to participate in long-term cash, equity incentive, savings, retirement and welfare plans.

The Amended Agreements provide for a severance payment if the NEO is terminated “other than for cause” or voluntary separates “for good reason” within two years of the Change of Control. The Amended Agreements provide for a severance payment in the amount of 2.5 times the sum of salary, bonus and certain additional amounts, for all NEOs. The Amended Agreements also provide for the payment of excise taxes that might be imposed under Section 4999 of the Internal Revenue Code (the “Code”) including applicable gross-up amounts, should the value of the executives’ parachute payments exceed more than 110% of their relative safe harbor amounts under section 280G(b)(2) of the Code.

Finally, the Amended Agreements contain technical amendments to ensure compliance with Section 409A of the Code.

The foregoing description of the Amended Agreements does not purport to be complete and is qualified in its entirety by reference to the form of the Amended Agreements, attached as Exhibit 10.1 hereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Form of Change of Control Employment Agreement

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPITAL ONE FINANCIAL CORPORATION

Date: October 30, 2007

/s/ John G. Finneran, Jr.
Name: John G. Finneran, Jr. Title: General Counsel and Corporate Secretary

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